                                  EXHIBIT (12)

                    Opinion of Ropes & Gray as to Tax Matters

                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02110-2624
                              PHONE: (617) 951-7000
                               FAX: (617) 951-7050



                                 April 22, 2002


HighMark Bond Fund
HighMark Funds
445 S. Figueroa St., Suite 306
Los Angeles, CA 90071

Current Income Shares, Inc.
445 S. Figueroa St., Suite 306
Los Angeles, CA 90071

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of February 1, 2002, between HighMark Funds, a Massachusetts business trust ("Acquiring Trust"), on behalf of one of its series, HighMark Bond Fund ("Acquiring Fund"), and Current Income Shares, Inc. ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 9(g) and 10(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end diversified management investment company. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of Acquiring Trust, which is registered under the 1940 Act as an open-end diversified management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Target Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof from Acquiring Fund and Target Fund, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         Based on our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

         (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

         (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their shares of Target Fund ("Target Fund Shares") for Acquiring Fund Shares;

         (vii) The basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same, in the aggregate, as the aggregate basis of his or her Target Fund Shares exchanged therefor;

         (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray